EXHIBIT 99.1

Immunomedics Announces Fourth Quarter and Fiscal Year 2018 Results and Provides Corporate Update

Biologics License Application (BLA) Accepted for Filing and Granted Priority Review by the U.S. Food and Drug Administration (FDA)

U.S. Commercial Launch Preparations on Track

Lifecycle Management Strategy Implemented to Advance Sacituzumab Govitecan to Earlier Lines of Therapies and Broaden into Other Solid Cancer Indications

MORRIS PLAINS, N.J., Aug. 23, 2018 (GLOBE NEWSWIRE) --  Immunomedics, Inc., (NASDAQ:IMMU) (“Immunomedics” or the “Company”), a leading biopharmaceutical company in the area of antibody-drug conjugates (ADC), today reported financial results for the fourth quarter and fiscal year ended June 30, 2018. The Company also highlighted recent key progress and planned activities for its sacituzumab govitecan program. Please refer to the Company’s Annual Report on Form 10-K filed today with the SEC for more details on the Company’s financial results.

“We reached a historical milestone this past quarter when we submitted our first BLA for sacituzumab govitecan, which was accepted for filing and granted Priority Review by the FDA with a Prescription Drug User Fee Act (PDUFA) target action date of January 18, 2019. We are working closely with the FDA as we strive to bring this potential new treatment to metastatic triple-negative breast cancer (mTNBC) patients expeditiously,” stated Michael Pehl, President and Chief Executive Officer of Immunomedics. “Through our recent capital raise we have further strengthened our balance sheet which we believe will allow us to implement our lifecycle management strategy for this valuable asset for the benefit of patients beyond third-line mTNBC while our preparations for commercial launch in the US are progressing well.”

Highlights of Recent Progress

  A BLA for sacituzumab govitecan for the treatment of patients with mTNBC who previously received at least two prior therapies for metastatic disease was submitted to the FDA, which has accepted it for filing and granted Priority Review with a PDUFA target action date of January 18, 2019. If approved, sacituzumab govitecan would be the first and only ADC approved for the treatment of mTNBC.

  A pivotal Phase 2 TROPHY U-01 study of sacituzumab govitecan was initiated in patients with locally advanced or mUC who have relapsed after a platinum-based regimen and/or immune checkpoint therapy.

  At the 2018 ASCO Annual Meeting, promising data for sacituzumab govitecan in patients heavily-pretreated for metastatic estrogen receptor-positive breast cancer were presented.

  A clinical collaboration was entered into between the Company and AstraZeneca and its global biologics research and development arm, MedImmune, to evaluate the combination of AstraZeneca’s durvalumab and sacituzumab govitecan in first-line TNBC and UC.

  Immunomedics is also collaborating with Clovis Oncology to investigate the combination of Clovis’ rucaparib and sacituzumab govitecan as a treatment of patients with mTNBC and mUC.

  Multiple clinical and preclinical collaborations with prominent cancer research institutions were established to potentially broaden sacituzumab govitecan into other solid cancer indications including endometrial, cervical, and head and neck cancers.

  The Company raised approximately $300 million in net proceeds through a public offering of common stock.

Fourth Quarter and Full-Year Fiscal 2018 Results

Total revenues were $0.4 million for the fourth fiscal quarter ended June 30, 2018 and $2.2 million for the fiscal year ended June 30, 2018, compared to $0.6 million in the fourth quarter and $3.1 million for the fiscal year ended June 30, 2017. The decreases were due primarily to lower sales volume of LeukoScan® in Europe. The Company discontinued the sale of LeukoScan® during the third quarter of fiscal 2018 to focus on its ADC business.

Total costs and expenses were $52.8 million for the quarter and $143.2 million for the fiscal year ended June 30, 2018, compared to $27.4 million in the fourth quarter and $82.2 million for the fiscal year ended June 30, 2017. The higher costs and expenses were due primarily to increased expenses in research and development, general and administrative, and sales and marketing.

The increases in research and development costs were due primarily to preparations for the approval and launch of sacituzumab govitecan in the United States for patients with mTNBC, as well as increases in outside manufacturers’ organizational services and outside consulting services costs associated with the Phase 3 ASCENT trial.

The increases in general and administrative expenses were due primarily to increased labor costs associated with the anticipated launch of sacituzumab govitecan in the U.S. for patients with mTNBC. The increases in sales and marketing expenses were due primarily to commercial launch preparation activities.

The Company recognized $58.9 million in non-cash expense in the fourth quarter and $108.6 million for the fiscal year ended June 30, 2018, compared to $25.5 million in the fourth quarter and $61.1 million for the fiscal year ended June 30, 2017. The increases were due to the net appreciation in the fair value of outstanding warrants. For the fiscal year ended June 30, 2018, the Company also recognized a $13.0 million non-cash expense on induced exchanges of debt related to the Convertible Senior Notes.

Interest expense was $9.4 million in the fourth quarter and $23.3 million for the fiscal year ended June 30, 2018, compared to $1.4 million in the fourth quarter and $5.5 million for the fiscal year ended June 30, 2017. The increases were due primarily to increased debt balances as a result of the agreement with RPI Finance Trust.

For the fiscal year ended June 30, 2018, the Company received $6.6 million non-recurring insurance reimbursements related to legal costs incurred during the Company's proxy contest in fiscal 2017.

Net loss attributable to stockholders was $117.0 million, or $0.68 per share, for the quarter ended June 30, 2018, compared to $53.3 million, or $0.48 per share, for the same quarter in fiscal 2017. Net loss attributable to stockholders was $273.8 million, or $1.78 per share, for the fiscal year ended June 30, 2018, compared to $153.2 million, or $1.47 per share, for the same period in fiscal 2017.

As of June 30, 2018, the Company had $638.8 million in cash, cash equivalents, and marketable securities, which it believes is sufficient to support its next phase of growth and the execution of key commercial, clinical and regulatory strategic initiatives.

Conference Call
The Company will host a conference call and live audio webcast today at 5:00 p.m. Eastern Time to discuss financial results for the fourth quarter and fiscal year 2018, and review key clinical developments and planned activities. To access the conference call, please dial (877) 303-2523 or (253) 237-1755 using the Conference ID 7581487. The conference call will be webcast via the Investors page on the Company’s website at https://immunomedics.com/investors/. Approximately two hours following the live event, a webcast replay of the conference call will be available on the Company’s website for approximately 30 days.

About Immunomedics
Immunomedics is a clinical-stage biopharmaceutical company developing monoclonal antibody-based products for the targeted treatment of cancer and other serious diseases. Immunomedics’ corporate objective is to become a fully-integrated biopharmaceutical company and a leader in the field of antibody-drug conjugates. For additional information on the Company, please visit its website at https://immunomedics.com/. The information on its website does not, however, form a part of this press release.

Cautionary note regarding forward-looking statements
This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials (including the funding therefor, anticipated patient enrollment, trial outcomes, timing or associated costs), regulatory applications and related timelines, including the filing and approval timelines for BLAs and BLA supplements, out-licensing arrangements, forecasts of future operating results, potential collaborations, capital raising activities, and the timing for bringing any product candidate to market, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, the Company’s dependence on business collaborations or availability of required financing from capital markets, or other sources on acceptable terms, if at all, in order to further develop our products and finance our operations, new product development (including clinical trials outcome and regulatory requirements/actions), the risk that we or any of our collaborators may be unable to secure regulatory approval of and market our drug candidates, risks associated with the outcome of pending litigation and competitive risks to marketed products, and the Company’s ability to repay its outstanding indebtedness, if and when required, as well as the risks discussed in the Company’s filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

For More Information:

For Investor Inquiries:
Dr. Chau Cheng
Senior Director, Investor Relations & Corporate Secretary
(973) 605-8200, extension 123
ccheng@immunomedics.com

For Media Inquiries:
media@immunomedics.com

IMMUNOMEDICS, INC.
Condensed Consolidated Balance Sheets

	June 30,	June 30,
	2018	2017
ASSETS
Current Assets:
Cash and cash equivalents	$612,056,502	$43,393,570
Marketable securities	26,745,252	111,508,225
Accounts receivable, net of allowance for doubtful accounts	45,773	488,723
Inventory	-	580,016
Prepaid expenses	3,802,583	891,284
Other current assets	5,729,710	436,344
	648,379,820	157,298,162

Property and equipment, net	15,733,429	5,245,230
Other long-term assets	60,000	30,000

	$664,173,249	$162,573,392

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Accounts payable and accrued expenses	$31,663,648	$31,366,976
Liability related to sale of future royalties - current	3,009,000	-
Warrant liabilities	8,973,214	90,706,206
Deferred revenues	93,669	170,967
Convertible senior notes - net	19,762,808	98,084,219
Liability related to sale of future royalties - non-current	198,997,995	-
Other long-term liabilities	1,987,249	1,708,272
Stockholders' equity (deficit)	399,685,666	(59,463,248)

	$664,173,249	$162,573,392

Condensed Consolidated Statements of Operations

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenues:
Product sales	$-	$607,231	$1,500,625	$2,443,388
License fee and other revenues	250,000	1,734	329,956	284,290
Research & development	135,996	32,870	325,415	363,572
Total Revenues	$385,996	$641,835	$2,155,996	$3,091,250
Costs and Expenses	52,781,117	27,365,128	143,203,280	82,240,983
Operating Loss	(52,395,121)	(26,723,293)	(141,047,284)	(79,149,733)
Changes in fair market value of warrant liabilities	(58,861,171)	(25,506,603)	(108,635,809)	(61,073,808)
Warrant related expenses	-	-	-	(7,649,395)
Interest expense	(9,433,514)	(1,369,955)	(23,254,787)	(5,479,821)
Interest and other income	3,564,821	211,059	5,492,632	430,595
Other financing expenses	-	-	(13,005,329)	(346,568)
Insurance reimbursement	341,622	-	6,637,992	-
Foreign currency translation gain (loss), net	(100,236)	140,787	81,423	23,311
Loss before Income Tax Benefit	(116,883,599)	(53,248,005)	(273,731,162)	(153,245,419)
Income Tax Expense	(155,808)	(20,867)	(155,808)	(20,867)
Net Loss	(117,039,407)	(53,268,872)	(273,886,970)	(153,266,286)
Less Net Loss attributable on noncontrolling interest	(6,890)	(14,177)	(50,083)	(60,341)
Net Loss attributable to Immunomedics, Inc. stockholders	$(117,032,517)	$(53,254,695)	$(273,836,887)	$(153,205,945)

Net Loss per Common Share attributable to Immunomedics, Inc. stockholders (basic and diluted):	$(0.68)	$(0.48)	$(1.78)	$(1.47)

Weighted average number of common shares
outstanding (basic and diluted):	171,123,747	109,891,404	153,474,943	104,535,577